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January 11, 2002


Mr. Ben Verwaayen
600-700 Mountain Avenue
Murray Hill, New Jersey 07974


Dear Ben:

The purpose of this letter is to address your departure from Lucent Technologies Inc. and provide you with detail about the benefits and compensation you are entitled to under your June 12, 1997 hiring agreement and otherwise. The following describes the provisions that will be provided as a result of your departure to become the Chief Executive Officer of British Telecom.

Effective Date
Your separation date from the business will be at the close of business, January 11, 2002.

Lump Sum Payment
You will receive a lump sum payment on January 18, 2002, in the amount of $5,863,600. This payment will be non-benefit bearing (except as described in the Retirement Benefit section below) and will be subject to all applicable taxes with no gross-up provision.

You will separately receive payment for any unpaid salary through the termination date, and for accrued but unused vacation in accordance with Company policy.

Retirement Benefits

Your pension benefits will be calculated on the basis of a final three-year average pay of $1,350,000. The pension provided in accordance with the terms of your June 12, 1997 hiring agreement, based on such final three-year average pay, will be payable in the form of a lump sum on or about January 13, 2003 if you so elect before July 1, 2002. The interest rate to be used in computing such a lump sum will be the lesser of the rate that would be applicable under the Lucent Retirement Income Plan for an election under that plan for payment in January, 2003 or 5.48%.

You will also be entitled to a pension, payable in the form of an annuity, determined in accordance with either subparagraph (a) or (b) below, as you may elect before July 1,




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                                                               Mr. Ben Verwaayen
                                                                January 11, 2002
                                                                          Page 2

2002. For purposes of the preceding sentence, subparagraph (a) shall be equal to 50% of the age-60 benefit computed in accordance with the immediately preceding paragraph, with payments commencing at age 60, and subparagraph (b) shall be equal to 34% of the age-60 benefit computed in accordance with the immediately preceding paragraph, with payments commencing at age 55. The pension you elect under either subparagraph (a) or (b) shall be reduced by the value of the pension described in the immediately preceding paragraph.

The pension benefits payable by Lucent shall be subject to the offsets described on page 6 of your 1997 hiring agreement. Accordingly, the pension described in the first paragraph of this Section entitled "Retirement Benefits" will be reduced by any amounts paid or payable from the Lucent Technologies Retirement Income Plan and Supplemental Pension Plan, any other Company-sponsored qualified retirement plans and non-qualified deferred compensation plans which provide retirement payments (excluding any benefits which represent (i) deferrals of a portion of your salary or bonus or (ii) employer contributions to a profit sharing plan, a stock bonus plan or any other defined contribution plan which is not a pension plan), any amounts payable to you under the KPN Pension Fund or a successor plan or program, and any amounts payable under the Social Security system of the Netherlands. You agree to provide information reasonably necessary to permit Lucent to calculate those offsets.

Stock Options
Under the terms of your 1997 hiring agreement, all outstanding unvested stock options would have become vested upon your termination of employment. In order to remove any concern that your Lucent equity holdings could be perceived as causing a conflict of interest relative to your new position with a major Lucent customer, you agree to the cancellation of your outstanding vested and unvested Lucent Stock Options effective January 11, 2002, and such options are hereby cancelled as of such date.

Restricted Stock Units
Your outstanding unvested Restricted Stock Units (RSUs) will vest upon the date of your termination of employment, scheduled for January 11, 2002. This vesting will be subject to all applicable taxes. You will be able to freely trade these securities at the beginning of the second business day following the release of Lucent's fiscal 2002 first quarter earnings, subject to the normal restrictions pertaining to knowledge of material, non-public information.

Benefits
Company-provided medical and dental coverage will continue until January 31, 2002, and you will be eligible for continued health care coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) beginning February 1, 2002. Your company-provided life insurance coverage will also remain in effect through January 31, 2002. You will have 60 days from that time to continue this coverage by assuming the premium payments directly through the vendor. All other company provided benefits, including, but not limited to, disability, car allowance, financial counseling, savings plan,




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                                                               Mr. Ben Verwaayen
                                                                January 11, 2002
                                                                          Page 3

and Employee Stock Purchase Plan, will end on January 11, 2002. In view of your circumstances, outplacement services will not be provided.

Your current assistant will be available to support you for 90 days following your termination of employment. The value of these services will be imputed income to you, which will be grossed-up for tax purposes and will be included on your W-2 statement for the calendar years in which the services are provided.

Loan Guarantee
The loan guarantee provided under the terms of your 1997 hiring agreement remains in effect and continues to be contingent upon your agreement to personally indemnify the Company for any losses it may occur due to the guarantee. You agree that within 180 days after your termination of employment, you will either renegotiate the current loan with EAB Mortgage Company, Inc. so that Lucent is no longer a guarantor, or repay the principal amount of the loan.

Other
Your cell phone service, voice mail, e-mail and company credit cards will be cancelled effective January 11, 2002. You will also need to return all Company provided office equipment by January 11, 2002, other than your home computer and fax, which shall remain available for the personal use of you and your family until April 30, 2002. Your Company credit cards and Company ID, as well as all proprietary documents and reference materials, must be returned by January 11, 2002. All outstanding business expenses should be submitted by January 31, 2002.

Release Agreement
Your lump sum, pension benefit (other than the pension benefit under the tax-qualified Lucent Retirement Income Plan) and other payments described in this letter are contingent upon your signing, returning and not subsequently revoking a Confidential Separation Agreement and General Release document (Attachment A).

Ben, the Company appreciates all the contributions you have made to Lucent's success during your tenure. We wish you the very best in your new position.

Please call me if you have questions about any matter addressed in this letter.

Sincerely,


Pamela O. Kimmet
Senior Vice President, Human Resources

Attachment




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                                                               Mr. Ben Verwaayen
                                                                January 11, 2002
                                                                          Page 4

Separation Agreement and General Release